Exhibit 6.1

CHANGE OF CONTROL AGREEMENT

THIS CHANGE OF CONTROL AGREEMENT (this “Agreement”) made and entered to on the date last written below, by and between Humble Energy, Inc. (the “Company” or “HUML”), Paul Strickland, Selkirk Global Holdings, LLC, and Beartooth Asset Holdings, LLC, (collectively, “Strickland”), and Ian Acrey and PanMeridian KS Holdings, LLC, a Kansas limited liability company (collectively “PMKS”) and concerns the change of control of the Company from Strickland to PMKS, and each shall be referred to individually as a Party and collectively the Parties.

WITNESSETH:

WHEREAS, Strickland controls the Company through the holding of securities as outlined in Schedule “A” (the “Strickland Securities”) and;

WHEREAS, Strickland (hereinafter “Transferee”) desires to transfer control of the Company to PMKS, and;

WHEREAS, Transferee is creditor of the Company through the holding of certain debt obligations and;

WHEREAS, PMKS desires to take control of the Company in exchange for the consideration as outlined in this Agreement;

WHEREAS, the Parties have executed that certain Agreement and Plan of Reorganization (Attachment A);

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the Parties agree as follows:

RECITALS.

The above recitals are true and correct and are incorporated by reference herein.

DESCRIPTION OF TRANSACTION/CONSIDERATION.

Asset Exchange For Stock and other promises. Upon the terms and subject to the conditions set forth in this Agreement, on the “Transfer Date” as defined herein, all of the outstanding Strickland Securities held by Transferee shall be delivered to the Escrow Agent and be subject to the provisions of the Escrow Agreement by and between the Parties to this Agreement (see Attachment B).

Closing. Subject to the conditions set forth herein, the Closing of this transaction shall occur when; a) the Strickland Securities are transferred to PMKS, its designees and assigns (see Schedule “A”), b) Transferee is issued the Stock Consideration as defined herein.

Issuance of Stock Consideration. Subject to any adjustments provided for herein, the aggregate consideration to be delivered, or caused to be delivered, by PMKS to Transferee, in full consideration for the transfer of control of the Company (the “Stock Consideration”) shall be 9.9% of HUML common stock (the “Adjusted Common Stock Percentage”) after such time that PMKS restructures the Company through one or more of the following, to include, but not be limited to: merger, acquisition, reverse stock split, issuance of new shares or other such transaction, and include an anti dilution agreement (the “Anti Dilution Agreement”) (Attachment C) to run concurrent with issuance date of the Stock Consideration.

Conversion of Debt. In exchange for the transfer of the Strickland Securities and the Stock Consideration, as defined herein, the Parties agree that the debt obligations owed to Strickland by the Company, as outlined in Schedule “B” attached, can be converted into unrestricted common stock of the Company at such time it is allowed under the provisions of the rules and regulations that govern such debt conversions, unless otherwise repaid by PMKS.

Issuance of Note to PMKS. PMKS shall be responsible for the ongoing operating and administrative expenses of the Company, and PMKS shall be issued a $200,000.00 10% convertible promissory note (the “PMKS Note”) Attachment D herein. All Company expenses must be paid in a timely manner to ensure that the Company fulfills all of its fiduciary obligations. It is understood by the Parties that failure to pay these financial obligations of the Company will result in a default and termination of this Agreement, and possible litigation.

Ongoing Management Agreement. The Parties agree that Selkirk Global Holdings, LLC (“Selkirk”), a entity controlled by Paul Strickland, and having a Management Agreement with the Company (Attachment E), shall be allowed to continue in its capacity as Manager of the Company performing all the duties that it and Paul Strickland, its manager, had been undertaking prior to this Agreement, and will continue to serve in that capacity until such time that PMKS is no longer in need of the Manager’s services.

Resignation of Strickland. Paul Strickland will officially resign as a Director and Officer of the Company, effective immediately, upon the submission and acceptance of his resignation letter to the Board of Directors, concurrent with the acceptance and approval of this Agreement by the Board of Directors.

Plan of Reorganization. PMKS has presented a Plan of Reorganization (the “Plan”) for the

Company’s consideration and the Parties agree that the Plan is of benefit to the Company and the Parties of this Agreement and the Parties agree that the finalization of the Plan is not a condition precedent to this Agreement.

Transfer Date. The Transfer Date shall be the date of Closing.

APPROVAL BY BOARD OF DIRECTORS AND SHAREHOLDERS OF THE COMPANY.

Transferee represent and warrant that this Agreement has been unanimously approved and adopted by the Board of Directors of the Company at a meeting called for the purpose of acting upon the approval and to adopt the provision of this Agreement and the schedules and attachments herein that require such meeting to be held, including, but not limited to; a) approve the nomination and appointment of Mark Morelli as Interim-CEO, B) approve all the other agreements subject to this Agreement, C) seek shareholder approval for the requisite board actions to effectuate this Agreement, its Amendments, Exhibits, and Schedules.

REPRESENTATIONS AND WARRANTIES OF TRANSFEREES AND SHAREHOLDERS.

Transferee, for the purpose of inducing PMKS to enter into and consummate this Agreement, represents and warrants to PMKS as follows:

Organization and Standing of Transferee. Transferee, as applicable, is and will be on the Closing Date a limited liability corporation duly organized, validly existing and in good standing under its respective jurisdictions. Further, Transferee has full power to own its assets and properties and to conduct its business under the laws of its respective jurisdictions, except as set forth herein. Transferee is not licensed or qualified as a foreign corporation in any jurisdiction and neither the nature of its properties nor the conduct of its business requires it to be so qualified. Transferee hereby warrants that should any of the proceeding be defective, the Parties desire that this Agreement shall serve as written authorization to cure all defects and effect the desired transfer.

Power and Authority. Transferee has the power and authority to execute, deliver and perform this Agreement and to execute, deliver and perform the change of control of the Company.

Authorization. The execution and delivery by Transferee of this Agreement and the execution and delivery of it on the Closing Date of the change of control of the Company and the performance by Transferee of its obligations hereunder and thereunder have been or will be prior to closing, duly and validly authorized by all requisite action of Transferee.

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Binding Agreement. This Agreement has been duly executed and delivered by Transferee. This Agreement is, and when executed and delivered by it on the Closing Date, the change of control of the Company, will be the legal, valid and binding obligations of Transferee enforceable against it in accordance with their respective terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditor’s rights generally and to general principles of equity.

Consent. No license, consent or approval of any person is required in order to operate any assets herein, or is required for Transferee’s execution and delivery of this Agreement, or, that change of control of the Company or for the consummation by Transferee of the transactions contemplated hereby or thereby, except where the failure to obtain such consent would not have a Material Adverse Effect.

Business Regulatory Bodies. Except as disclosed herein, attached hereto and incorporated by reference herein, there are no disputes, claims, proceedings, arbitrations or investigations, by any Business Regulatory Bodies which regulate or accredit Transferee’ business or whose accreditation of Transferee materially affects Transferee’ business, pending or to the knowledge of Transferee, threatened or contemplated against or affecting Transferee’s business or Assets. Except as disclosed in this Agreement. Transferee are not aware of any state of facts or occurrence of any event that might reasonably form the basis of any such dispute, claim, action, proceeding, arbitration, or investigation which might materially adversely effect PMKS’s business, assets, properties or prospects or the consummation of the transaction contemplated by this Agreement.

Legal Proceedings. Transferee warrants that there are no disputes, claims, actions, suits or proceedings, arbitrations or investigations, either administrative or judicial, pending or, to the knowledge of the Transferee, threatened or contemplated against or affecting Transferee’s business or assets that would have a material adverse effect, at law or in equity otherwise before or by any court of government agency or body, domestic or foreign, or before an arbitrator of any kind. Except as disclosed in this Agreement, Transferee are not aware of any state of facts or occurrence of any event that might reasonably form the basis of any dispute, claim, action, suit or proceeding, arbitration or investigation against Transferee which might have a materially adverse effect on the operations, assets, properties or prospects of Transferee’s business of the consummations of the transaction contemplated by this Agreement.

Title to Property. Transferee warrants that it has good and marketable title to its property and assets, be they tangible and intangible personal property and good and marketable title of record to its real property, all of which are reflected in the Financial Reports or acquired since the date thereof and have not been disposed of in the ordinary course of its business, free and clear of any Encumbrances whatsoever, save and except for the same as described herein, which property and assets will be free and clear of all encumbrances on the Closing Date.

Schedule of Assets, Properties, Leases and Contracts. (Please see the schedules and attachments included herein).

Absence of Certain Events. Transferee has not: Sold, assigned, or transferred any of its assets or properties, except in the ordinary course of business consistent with past practice; Suffered any damage, destruction or loss, whether or not covered by insurance or suffered any repeated, recurring or prolonged shortage, cessation or interruption in the delivery of supplies, products, or utility service required to conduct their businesses or suffered any change in its financial condition or in the nature of its business or operations which had or might have an adverse affect on the operations, assets, properties or prospects of their businesses; Increased the salaries or other compensation of, or made any advances (excluding advances for ordinary or necessary business expenses) or loaned to, any or its shareholders, directors, officers or employees, or made any increase in, or any additions to, other benefits to which any of its shareholders, directors, officers or employees may be entitled other than salary increases to non-management level employees made in the ordinary course of business. Changed any of the accounting principles followed by them or the methods of applying such principles; Entered into any transactions other than in the ordinary course of business consistent with past practice;

Documentation. Neither Transferee nor its shareholders, directors, officers, or employees have made duplicate copies or removed any of the files or other records, active or inactive, relating to Transferee’ business or assets except copies of records (i) required or necessitated by law to be maintained or which will be used solely for the purposes of or as evidence of compliance with governmental laws or regulations; or, (ii) which are integral or useful to the record keeping and operations of them.

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No Other Contracts to Sell. Transferee have entered into no contract to sell, mortgage, or otherwise convey or encumber the assets or any part thereof.

Nonencumbrance. Transferee has not as of the date of this Agreement and shall not hereafter transfer or further encumber the assets through the Closing Date, including the granting of any deeds, contracts encumbrances, easements or other right in the assets; no structures shall have been placed by Transferee on the real property portion of the assets from and after the date hereof through closing; and the title to the assets shall remain unchanged from and after the date hereof through the date and time of closing; excepting the transfer of title to assets in Transferee’s ordinary course of business.

PMKS’S REPRESENTATIONS AND WARRANTIES.

PMKS for the purpose of inducing Transferee to enter into and consummate this Agreement, hereby represents and warrants to Transferee, as follows:

Power and Authority. PMKS has the ability and authority to execute, deliver and perform under the provisions of this Agreement, the change of control of the Company and to deliver the consideration required at Closing.

Consents. No license, consent or approval of any person is required in connection with the execution and delivery by PMKS of this Agreement or the change of control of the Company for the consummation by PMKS of the transactions contemplated hereby or thereby.

Litigation. There is no pending, or, to the knowledge of PMKS, threatened suit, action or litigation, or administrative, arbitration, or other proceeding or governmental inquiry or investigation questioning the validity of this Agreement or the transactions contemplated hereby.

Disclosure. No representation or warranty by PMKS contained in this Agreement and nor any information in any statement, certificate, exhibit, schedule or other document furnished or to be furnished to Transferee and Shareholder pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omissions or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

INFORMATION AND RECORDS CONCERNING TRANSFEREES’ BUSINESS.

Access to Information and Records before Closing Date. PMKS and its authorized representatives, prior to the Closing Date, may make, or cause to be made, such reasonable investigation and physical inspections of the assets of the Transferee’ business and its financial and legal condition as it deems necessary and advisable. Transferee shall permit PMKS and their authorized representatives (including legal counsel and independent accountants) upon reasonable notice, to have full access to the assets and relevant books and records of its business at reasonable business hours and it shall furnish PMKS with such financial and operating data and other information and copies of documents with respect to the products, services, operations and properties of its business at PMKS shall from time to time reasonable request.

Confidentiality of Transferee’ Financial Information. In the event of the termination of this Agreement prior to the Closing Date, PMKS will deliver to Transferee all documents, work papers and other materials obtained from Transferee relating to it or the transaction contemplated hereby, whether obtained before or after the execution hereof, and PMKS will use its best efforts to keep confidential all such information, except that such restrictions shall not apply to any information (i) which is in or comes into the public domain other than through Transferee, (ii) which was in the possession of PMKS before the commencement of negotiations contemplated hereby, (iii) which at any time lawfully comes into the possession of PMKS from third parties who have a right to disclose such information otherwise that in connection with this Agreement.

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OBLIGATIONS OF THE PARTIES PENDING CLOSING DATE

Conduct of Transferee’ Business Pending Closing Date. Between the date of the Agreement and the Closing Date, Transferee will conduct its business solely in the ordinary course of business consistent with past practices, maintain its inventory and supplies at normal levels by replenishing them as they are consumed, maintain its existence as a corporation, and agree to take no action outside the purview of conducting the day to day business in its ordinary course. By way of example and not limitation, Transferee shall not, without PMKS’s prior written consent, do any of the following relating to their businesses: (I) waive of commit to waive any right of substantial value; (ii) sell, lease, transfer, dispose of or encumber of commit to sell, lease, transfer, dispose of or encumber any of its business and assets; (iii) take any actions that impair the existing relationships between it and its employees and other persons and entitles having business relationships with them; (iv) take any action in the conduct of its business which would be contrary to, or in breach of, any term or representation or warranty contained in this Agreement; (v) declare or pay any dividend, or repurchase or redeem any of its equity securities or establish a sinking fund or other reserve for such purpose; (vi) issue, sell, or grant equity or debt securities including common or preferred stock, notes, debentures, bonds, options, warrants or rights; (vii) acquire an interest in any other business enterprise; (viii) amend or permit the adoption of any amendments to Transferees Articles of Incorporation or ByLaws of effect or permit Transferee to become a party to any acquisition transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction; (ix) form a subsidiary or acquire any equity interest in any other person; (x) other then in the ordinary course of business consistent with part practice acquire, lease or license any right or other asset to any Person or sell or otherwise dispose of, or lease or license, any right or other asset to any person; (xi) lend money to any person, or incur or guarantee any indebtedness, except that Transferee may make routine borrowings in the ordinary course of business under its respective existing line of credit; (xii) establish, adopt or amend any fringe benefit or retirement plan, pay any bonus or make any profit-sharing or similar payment to, or increase the amount of wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers, employees, or hire any new employee whose aggregate annual compensations is expected to exceed $15,000.00; (xiii) change any of its methods of accounting or accounting practices in any respect; (xiv) commence or settle, whether or not commenced by Transferee, any legal proceeding; (xv) enter into any material transaction or take any other material outside the ordinary course of business or inconsistent with its past practices; (xvi) agree or commit to take any of the actions described in this paragraph, (xvii) incur any indebtedness for borrowed monies; or, (xviii) make any capital expenditures.

Affirmative Covenants. Between the date hereof and the closing date, Transferee will: Maintain the assets in the same repair, order and condition as they were at the time of execution of this agreement, ordinary wear and tear excepted; Maintain if full force and effect all tangible personal and real property; Maintain in full force and effect the insurance policies and binders and bonds currently in effect relating to their real and tangible properties, businesses and assets. Use its best efforts to preserve intact its present business, assets, real and tangible properties, keep available the services of its present employees and agents (but this shall not require them to make any salary increases between the date hereof and the Closing Date), and maintain its relations and goodwill with its suppliers, customers, distributors, and any others having business relations with them; Maintain all the books and records in accordance with its past practices; Comply with all provisions of the contracts and agreements relating to or effecting its business and assets and comply with the provisions of all laws, rules and regulations applicable thereto;

No Negotiation. Prior to the Closing Date, Transferee shall not not directly or indirectly: Solicit or encourage the initiation of any inquiry, proposal or offer from a Person (other than PMKS) relating to a possible Acquisition Transaction; Participate in any discussions or negotiations or enter into any agreement with, or provide any non-public information to any person (other than PMKS) relating to or in connection with a possible Acquisition Transaction; or, Consider, entertain or accept any proposal or offer from any person (other than PMKS) relating to a possible Acquisition Transaction. Transferee shall promptly notify PMKS in writing of any inquiry, proposal or offer relating to a possible Acquisition Transaction that is received by Transferee prior to the Closing Date.

Contingencies/Guarantees. Transferee warrants that it will execute strict non-compete and nondisclosure agreements in favor of PMKS and Transferee on or about the date of closing. Transferee warrants that it maintains all proper documentation evidencing its right title and ownership to the assets listed in Exhibit A.

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CONDITIONS PRECEDENT TO TRANSFEREES AND TRANSFEREES’ OBLIGATIONS

Representations and Warranties. The representation and warranties of Transferee contained in this Agreement or on any exhibit, schedule, list, certificate or document or in the documents delivered pursuant to the provisions hereof shall be true in all material respects at and as of the Closing Date as though such representations and warranties were made at an as of such time, except to the extent affected by the transactions contemplated hereby.

Performance of Covenants. Transferee shall have performed or complied in all material respects with each of their agreements and covenants required by this Agreement to be performed or complied with by then prior to or after the Closing Date.

Transfer of Shares. On the Transfer Date Transferee shall instruct the Company’s Transfer Agent and cause to transfer the securities as outlined in Schedule “A” attached. Transferee hereby warrants that its Transfer Agent is properly licensed by FINRA and the SEC.

Legal Matters. No suit, action, investigation, or legal or administrative proceeding shall have been brought or shall have been threatened by any person, (other than PMKS or an affiliate thereof), which questions the validity or the legality of the transactions contemplated hereby or seeks to prohibit or limit the exercise by PMKS of any material right pertaining to the ownership of Transferee’s assets after the Closing.

No Material Adverse Change. Transferee’s Business and Assets and the operations or prospects thereof shall not be materially adversely affected in any way by an Business Regulatory Body’s actions or as a result of disaster, accident, labor, dispute, claim, stoppage, cessation or interruption in the music manufacturing and distribution service business, or utility services, flood, fire or other casualty, drought, embargo, civil disturbance, uprising, activity of armed forces or act of God or pubic enemy.

CONDITIONS PRECEDENT TO PMKS’ OBLIGATIONS

Unless waived by Transferee, PMKS’s obligation to consummate the transactions contemplated by this Agreement is subject to the fulfillment prior to or at the Closing Date, of each of the following conditions:

Performance of Covenants. PMKS has performed or complied in all material respects with each of its agreement and covenants required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of this Agreement by PMKS shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any legal requirement enacted or deemed applicable to this Agreement that makes consummation of this Agreement by Transferee and Transferee illegal.

CONDITIONS SUBSEQUENT

Transferee acknowledges that PMKS is exchanging Transferee’s selected assets, properties and liabilities as defined herein only. Accordingly, PMKS is entitled to enjoy the following Covenants of Non-Disclosure and Restrictions on Competition by Transferee:

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NON-DISCLOSURE:

Transferee has acquired and developed certain trade secrets, methods of operations and proprietary information during the course of its operation of the Company. In consideration of this Agreement, PMKS shall not divulge, sell, lend, gift, lease reveal, relay, transfer, convey, nor hypothecate any of these proprietary secrets or methods to any party whatsoever, related or unrelated to the Company, for any reason whatsoever. PMKS acknowledges that so disclose said information to any party would negatively impact Transferee business. This non-disclosure shall remain in effect for (3) three years from the date of execution of this Agreement. Transferee further acknowledges and agrees that during the period of transition, assistance and consultation as defined herein, Transferee will acquire certain additional proprietary information, methods and trade secrets from Transferee’s interaction with PMKS and their businesses. Similarly, the non-disclosure restrictions and covenants contained in this section shall apply and restrict Transferee from any disclosure of any such information acquired from PMKS for the identical (3) three-year period.

NON-COMPETE/ RESTRICTION ON TRADE

Transferee agree that it owes a reasonable duty to not interfere with PMKS’s success of the on-going concern. The removal of competition from Transferee shall be considered reasonable assistance on the part of Transferee. Specifically, Transferee agrees to not; compete against PMKS, nor engage in, operate, purchase or assist with the operation, production, marketing or sales of any business, company, proprietorship, partnership, personal entity or association whatsoever, that engages PMKS’s business for a period of (3) three years from the date of execution of this Agreement. Transferee agrees that breach of this restriction on trade will immediately cause PMKS direct financial harm and damages and therefore, PMKS shall be entitled to immediate injunctive relief to cease any activities in conflict or competition with Transferee, prior and in addition to monetary damages.

INDEMNIFICATION.

Each Party hereto shall indemnify and hold harmless (such party is hereinafter referred to the “Indemnifying Party”), each other party against any and all losses, costs, expenses, claims, damages or other liabilities, including the amount of any settlement approved by such Indemnifying Party, expenses of enforcing this Agreement, which such other party (the “Indemnified Party”) may suffer, incur or become subject to, and to reimburse the Indemnified Party for any legal, audit or other expenses incurred by it in connection with investigating any claims and defending any actions,, in so far as such losses, costs, expenses, claims, damages, liabilities or actions arise out of or are based upon (i) false, misleading or untrue representations or a breach of any warranty made by the Indemnifying Party herein, or in any exhibit, schedule, written statement, list, certificate, or other instrument attached to this Agreement or delivered to the indemnified party pursuant hereto; or (ii) any breach or default in any performance by the Indemnifying Party of any of its covenants or agreements with the Indemnified Party; or, (iii) in cases where Transferee is the Indemnified Party and Shareholders are the Indemnifying Party, any liability or obligation of them which is not assumed by PMKS at the Closing Date pursuant to the provisions of this Agreement.

An Indemnified Party seeking indemnification hereunder shall promptly notify the Indemnifying Party of the assertion of any claim or the discovery of any facts upon which the Indemnified Party intends to base a claim for indemnification hereunder. With respect to any claim made by a third party against which an Indemnifying Party is seeking indemnification hereunder, the Indemnifying Party shall have the right, at its own expense, to participate in or assume control of the defense of such claim, and the Indemnified Party shall fully cooperate with the Indemnifying Party subject to reimbursement for actual out of pocket expenses incurred as a result of such request by the Indemnifying Party. If the Indemnifying Party either does not elect to assume control or otherwise participate in the defense of any third party claim, the Indemnifying Party shall be bound by the results.

TERMINATION.

This Agreement may be terminated at any time prior to Closing Date by: a) PMKS should Transferee fail to produce evidence of the transfer of Schedule “A” assets to PMKS; b) Transferee, if the Stock Considerations set forth herein have not been satisfied by the Closing Date; c) PMKS fails to fulfill the financial obligations of the Company.

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MISCELLANEOUS.

Survival of Representations and Warranties. All representations, warranties, covenants, indemnifications and agreements made by any Party in this Agreement, or in any Exhibit, schedule, certificate, the Documents, document or list delivered by any such Party pursuant hereto shall survive the Closing Date. Notwithstanding any investigation conducted before, on, or after the Closing Date, or the decision of any Party to complete the transactions contemplated by this Agreement, each party hereto shall be entitled to rely upon the representations and warranties of the other Party or Parties.

Best Efforts. The Parties shall use their respective best efforts with respect to matters within their control to cause the transactions contemplated by this Agreement to be consummated.

Further Assurances. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purposes of carrying out or evidencing any of the transactions contemplated by this Agreement.

Costs and Expenses. Except as expressly otherwise provided in this Agreement, each party hereto shall bear its own costs and expenses in connection with this Agreement and the transaction contemplated hereby.

Performance. Should any party default in the performance of the terms and conditions of this Agreement or any other agreement referred to herein which results in the filing of a lawsuit for damages, specific performance or other remedy, the substantially prevailing party in such lawsuit shall be entitled to recover his, her or its reasonable attorney’s fees and court costs from the losing party or parties, including the same on appeal.

Benefit and Assignment. This Agreement shall be binding upon: Transferee and successors and assigns (if any); the Transferee and their respective personal representatives, executors, administrators, estate, heirs, successors and assigns (if any); and PMKS and its successors and assigns. This Agreement shall inure to the benefit of: Transferee, the Transferee, PMKS and the respective heirs, personal representatives, successors and assigns (if any) of the foregoing.

Effect and Construction of this Agreement. This Agreement and the exhibits and schedules hereto embody the entire Agreement and understanding between the parties and supersedes any and all prior agreements, arrangements, and understandings relating to matters provided for herein, The captions are for convenience only and will not control or affect the meaning or construction of the provisions of the Agreement. This Agreement may be executed in one or more counterparts and all such counterparts shall constitute one and the same instrument. The singular shall include the plural, the plural shall include the singular and one gender shall include all genders. The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction of interpretation of this Agreement. As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation”. Except as otherwise indicated, all referenced in this Agreement to “Sections”, “Paragraphs”, Subparagraphs, “Exhibits”, and “Schedules” are intended to refer to Sections, Paragraphs, Subparagraphs, Exhibits and Schedules to this Agreement. All Schedules and Exhibits are integral parts of this Agreement and are incorporated into this Agreement by reference. Bold Faced headings in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

Notices. All notices required of permitted hereunder shall be in writing and shall be deemed to be properly given when (i) personally delivered to the party entitled to receive the notice, or (ii) when sent by certified or registered mail, postage prepaid and properly addressed to the party entitled to receive such notice, or (iii) when delivered (and receipted for) by an overnight delivery service, or (iv) when first sent by facsimile transmission, e-mail, or other means of instantaneous communication, provided such communication is promptly confirmed by personal delivery, mail or an overnight delivery service as provided for herein, addressed in each case as follows:

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If to PMKS:

PanMeridian KS Holdings, LLC

PO Box 2170, Tulsa, OK 74101

iacrey918@gmail.com

If to Amiba Energy, LLC

PO Box 2170,

Tulsa, OK 74101

iacrey918@gmail.com

If to Acrey:

PO Box 2170,

Tulsa, OK 74101

iacrey918@gmail.com

If to Strickland:

120 State Ave NE, Suite 1014,

Olympia, WA 98501

pstrickland@gmail.com

If to Company:

447 Broadway

2nd Floor, Unit 103

New York, NY 10013

mmorelli@mannahllc.com

Amendments, Waiver, Discharge, Etc. This Agreement may not be released, discharged, abandoned, changed or modified in any manner, except by an instrument in writing signed on behalf of each of the Parties hereto by their duly authorized officers or representatives. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, not in any way to affect the validity of this Agreement or any part thereof of the right of any Party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada without reference to that state’s conflict of laws provision. Venue shall be Clark County, Nevada, only.

Time of the Essence. Time is of the essence of this Agreement.

Severability. In the event that provision of this Agreement, or the application of any such provision to any person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

Effect of Transaction. The parties acknowledge that this Agreement pertains to a sale transaction and nothing herein shall be construed to create any partnership, joint venture, agency or any other type of relationship whatsoever.

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[Signature Page to Change of Control Agreement]

:

IN WITNESS WHEREFORE, each of the parties hereto have duly executed this Agreement as of the day and year below written:

Title:
Date: 7/25/2024

Humble Energy, Inc.	Selkirk Global Holdings, LLC

/s/ Mark Morelli	/s/ Paul Strickland
Mark Morelli Title: Director Date: 7/25/2024	Paul Strickland Title: Manager Date: 7/25/2024

PanMeridian KS Holdings, LLC	Beartooth Asset Holdings, LLC

/s/ Ian B. Acrey, Manager/	/s/ Paul Strickland
Amiba Energy, LLC Title: Manager Date: 7/25/2024	Paul Strickland Title: Manager Date: 7/25/2024

Amiba Energy, LLC

/s/ Ian B. Acrey, Manager/
Name: Ian Acrey Title: Manager Date: 7/25/2024

Ian Acrey (individually)

/s/ Ian B. Acrey, Manager/
Title: Date: 7/25/2024

Paul Strickland (individually)
/s/ Paul Strickland

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SCHEDULE “A”

Strickland Securities Held to be Transferred Pursuant to this Agreement

●	1,000,000 Series A preferred shares held by Beartooth Asset Holdings, LLC (controlled by Paul Strickland), to be transferred to PanMeridian KS Holdings, LLC (controlled by Amiba Energy, LLC, Manager)

●	190,510,000 restricted common shares held by Beartooth Asset Holdings, LLC (controlled by Paul Strickland) to be transferred to PanMeridian KS Holdings, LLC (controlled by Amiba Energy, LLC, Manager) 171,649,510 at closing, and 18,860,490 100 days after closing.

Schedule “B”

Strickland Debt Obligations

●	Related party payable balance of $92,350.50 owed to Paul Strickland, CEO, and related entities, as of July 18, 2024.

●	Accrued management fees balance of $516,313.70 owed to Strickland, as of June 30, 2024.

Attachment A

Agreement and Plan of Reorganization

Attachment B

Escrow Agreement

Attachment C

Anti Dilution Agreement

Attachment D

PMKS Note

Attachment E

Selkirk Management Agreement

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